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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8/S-3) and related Prospectus of Avanex Corporation for the registration of 465,000 shares of its common stock and to the incorporation by reference therein pertaining to the Avanex Corporation 1998 Stock Plan, as amended, the 1999 Employee Stock Purchase Plan and the 1999 Director Option Plan of our reports dated January 14, 2000, with respect to the consolidated financial statements and schedule of Avanex Corporation included in its Registration Statement (Form S-1 No. 333-92097) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
April 4, 2000